AMENDMENT TO SHARE PURCHASE AGREEMENT
                      -------------------------------------

     This Amendment to Share Purchase Agreement (this "Amendment") is made as of April 19, 2005 ("Effective Date") between PETROSEARCH ENERGY CORPORATION
("Petrosearch")  and  MARK  X  ENERGY  COMPANY  ("Investor").

                                    RECITALS:

     A. By Share Purchase Agreement dated January 24, 2005, between Petrosearch and Investor, Petrosearch sold to Investor 307,692 shares of Common Stock, par value $.001 at $1.95 per share. The Share Purchase Agreement was amended by letter agreement (the "Letter Agreement") dated March 14, 2005, by and among Petrosearch, Investor, Mark I Management, Ltd. and CBarney Investments, Ltd. (collectively, "Investor's Affiliates"), which Letter Agreement provided for an extension of the time deadline for filing a registration statement with the Securities and Exchange Commission and for additional shares to be issued to Investor and Investor's Affiliates based on any near term placement effected by Petrosearch at less than $1.95 per share.

     B. Petrosearch has, as of the Effective Date, effected a private placement of Common Stock at $1.30 per share, thereby triggering the price protection adjustment under the Letter Agreement.

     C. Petrosearch and Investor desire to stipulate as to the number of additional shares to be issued to Investor as a result of the price protection terms in the Letter Agreement and to the specific date by which Petrosearch shall file a registration statement with the Securities and Exchange Commission.

     NOW, THEREFORE, FOR VALUABLE CONSIDERATION, the receipt of which is acknowledged by the parties, Petrosearch and Investor agree as follows:

     1.     ADDITIONAL SHARES.  Petrosearch shall promptly cause Corporate Stock
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Transfer,  Inc. to issue to Investor a certificate for 153,846 additional shares of Common Stock. The certificate shall contain a customary Rule 144 restrictive legend, but the additional shares shall be included in the registration statement to be filed by Petrosearch with the Securities and Exchange Commission.

     2.     STIPULATED  FILING  DEADLINE.  The  registration  statement  filing
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deadline  under the Share Purchase Agreement as modified by the Letter Agreement is  stipulated  to  be  June  3,  2005.

     3.     BINDING  ON  SUCCESSORS  AND ASSIGNS.  This Amendment shall inure to
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and be binding upon Petrosearch and Investor and their respective successors and assigns.

     EXECUTED as of the Effective Date above.

                                             SIGNATURES APPEAR ON FOLLOWING PAGE


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                                       PETROSEARCH  ENERGY  CORPORATION


                                       By:______________________________________
                                              Richard D. Dole, President and CEO



                                       MARK  X  ENERGY  COMPANY

                                       By:______________________________________
                                       Name:____________________________________
                                       Title:___________________________________